Exhibit 99.1

G-III APPAREL GROUP, LTD.

For:	G-III Apparel Group, Ltd.

Contact: Investor Relations
James Palczynski
(203) 682-8229

Neal S. Nackman, Chief Financial Officer
G-III Apparel Group, Ltd.
(212) 403-0500

G-III Apparel Group, Ltd. Announces Fourth Quarter and Full-Year Fiscal 2016 Results

-Full Year Sales Increase 11% to $2.34 Billion-

-Non-GAAP Net Income per Share Increases 8% to $2.44-

-Adjusted EBITDA Increases 13% to $210.1 Million-

-Initiates Fiscal 2017 Guidance, Expects Solid Revenue and Profit Growth-

NEW YORK— March 22, 2016 - G-III Apparel Group, Ltd. (NasdaqGS:GIII) today announced operating results for the fourth quarter and full year of fiscal 2016.

Net sales for the fiscal year ended January 31, 2016 were up 11% to $2.34 billion from $2.12 billion in the prior year. The full year sales growth was driven by strong performances from many of the Company's wholesale businesses, as well as by growth in G.H. Bass & Co. comparable store sales.

On an adjusted basis, excluding items resulting in other income in the current fiscal year equal to $0.02 per share, net of taxes, and in the prior year equal to $0.22 per share, net of taxes, non-GAAP net income per diluted share for the full year increased 8% to $2.44 per share from $2.26 in the prior fiscal year.

The Company reported GAAP net income for the fiscal year ended January 31, 2016, of $114.3 million, or $2.46 per diluted share, compared to $110.4 million, or $2.48 per diluted share, in the prior year. For the fiscal year ended January 31,

2016, adjusted EBITDA increased by 13% to $210.1 million from $186.6 million in the prior fiscal year.

For the fourth quarter ended January 31, 2016, G-III reported that net sales increased by 3% to $527.4 million from $514.3 million in the fourth quarter last year and that net income per diluted share was $0.17 compared to $0.48 in the fourth quarter last year. The increase in net sales was the result of strength in many of the Company's wholesale businesses and G.H. Bass retail, offset in part, by lower sales and higher promotion costs with respect to outerwear in our wholesale and Wilsons Leather retail businesses. The weaker outerwear sales in the fourth quarter are the primary reason that our sales and profits for the full year were lower than previously forecasted.

Morris Goldfarb, G-III's Chairman, Chief Executive Officer and President, said, "Fiscal 2016 was a very strong year for us, although we were disappointed by our wholesale and retail outerwear business, which was heavily impacted by the warmest winter ever recorded. That said, we had excellent performances from our non-outerwear Calvin Klein businesses, as well as our dress and team sports businesses. We have significantly expanded our relationship with the Tommy Hilfiger brand and increased our financial investment and partnership with the Karl Lagerfeld brand. We will be making significant investments in these brands going forward. Our organization is energized by the opportunities in front of us and excited to take advantage of our opportunities in fiscal 2017."

Outlook

Also today, G-III Apparel Group issued guidance for the fiscal year ending January 31, 2017. For fiscal 2017, the Company is forecasting net sales of approximately $2.56 billion and net income between $120 million and $125 million, or between $2.55 and $2.65 per diluted share. The Company is also projecting EBITDA for fiscal 2017 to be between $228 million and $236 million.

For the first fiscal quarter ending April 30, 2016, the Company is forecasting net sales of approximately $475 million and net income between $0.1 million and $2.4 million, or between $0.00 and $0.05 per diluted share. This compares to net sales of $433 million and net income of $6.8 million, or $0.15 per diluted share, reported in the first quarter of fiscal 2016.

Non-GAAP Financial Measures

Reconciliations of GAAP net income per share to Non-GAAP net income per share and of GAAP net income to adjusted EBITDA are presented in tables accompanying the condensed financial statements included in this release and provide useful information to evaluate the Company’s operational performance. Non-GAAP net income per share and adjusted EBITDA should be evaluated in light of the Company’s financial statements prepared in accordance with GAAP.

About G-III Apparel Group, Ltd.

G-III is a leading manufacturer and distributor of apparel and accessories under licensed brands, owned brands and private label brands. G-III’s owned brands include Vilebrequin, Andrew Marc, Marc New York, Bass, G.H. Bass, Weejuns, G-III Sports by Carl Banks, Eliza J, Black Rivet and Jessica Howard. G-III has fashion licenses under the Calvin Klein, Tommy Hilfiger, Karl Lagerfeld, Kenneth Cole, Cole Haan, Guess?, Jones New York, Jessica Simpson, Vince Camuto, Ivanka Trump, Ellen Tracy, Kensie, Levi's and Dockers brands. Through our team sports business, G-III has licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Touch by Alyssa Milano and more than 100 U.S. colleges and universities. G-III also operates retail stores under the Wilsons Leather, Bass, G.H. Bass & Co., Vilebrequin and Calvin Klein Performance names.

Statements concerning G-III's business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are "forward-looking statements" as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, risks of doing business abroad, the current economic and credit environment, the nature of the apparel industry, including changing customer demand and tastes, customer concentration, seasonality, risks of operating a retail business, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions and general economic conditions, as well as other risks detailed in G-III's filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

(NASDAQ:GIII)

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	1/31/2016	1/31/2015	1/31/2016	1/31/2015

Net sales	$527,428	$514,323	$2,344,142	$2,116,855
Cost of sales	348,614	330,833	1,505,504	1,359,596
Gross profit	178,814	183,490	838,638	757,259
Selling, general and administrative expenses	159,202	141,558	628,762	571,990
Depreciation and amortization	7,179	5,604	25,392	20,374
Operating profit	12,433	36,328	184,484	164,895
Other income (expense)	444	(462)	1,340	11,488
Interest and financing charges, net	(2,584)	(1,954)	(6,691)	(7,942)
Income before taxes	10,293	33,912	179,133	168,441
Income tax expense	2,329	11,692	64,800	59,450
Net income	7,964	22,220	114,333	108,991
Add: Loss attributable to noncontrolling interest	—	—	—	1,370
Income attributable to G-III	$7,964	$22,220	$114,333	$110,361

Net income per common share:
Basic	$0.17	$0.49	$2.52	$2.55
Diluted	$0.17	$0.48	$2.46	$2.48

Weighted average shares outstanding:
Basic	45,540	44,946	45,328	43,298
Diluted	46,536	46,082	46,512	44,424

Selected Balance Sheet Data (in thousands):	At January 31,
	2016	2015
Cash	$132,587	$128,354
Working Capital	657,636	557,703
Inventory	485,311	426,180
Total Assets	1,184,070	1,043,761
Total Stockholders’ Equity	888,127	761,258

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

RECONCILIATION OF GAAP NET INCOME PER SHARE TO NON-GAAP NET

INCOME PER SHARE

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2016	2015	2016	2015
GAAP diluted net income per common share	$0.17	$0.48	$2.46	$2.48

Excluded from Non-GAAP:
Other (income) expense items, net of taxes	—	0.01	(0.02)	(0.22)
Non-GAAP diluted net income per common share	$0.17	$0.49	$2.44	$2.26

Non-GAAP diluted net income per share is a “non-GAAP financial measure” that excludes (i) items resulting in other income in fiscal 2016 which consists of the reduction of the estimated contingent consideration payable in connection with the acquisition of Vilebrequin and (ii) items resulting in other income in fiscal 2015 which mainly consists of (a) the sale of the right to operate Calvin Klein Performance stores in Asia, including the sale of the Company’s interest in a joint venture that operated Calvin Klein Performance stores in China and expenses associated with this other income incurred in the fourth quarter of fiscal 2015, (b) the reduction of a portion of the estimated contingent consideration payable in connection with the acquisition of Vilebrequin, and (c) the early extinguishment of debt due to the seller of Vilebrequin for an amount less than the principal amount of this debt. Management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding items of other income that are not indicative of our core business operating results. Management uses this non-GAAP financial measure to assess our performance on a comparative basis and believes that it is also useful to investors to enable them to assess our performance on a comparative basis across historical periods and facilitate comparisons of our operating results to those of our competitors. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

RECONCILIATION OF FORECASTED AND ACTUAL NET INCOME TO

FORECASTED AND ACTUAL ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Forecasted Twelve Months Ending January 31, 2017	Actual Twelve Months Ended January 31, 2016	Actual Twelve Months Ended January 31, 2015

Net income	$ 120,000 – $125,000	$114,333	$110,361
Other income	—	(1,068)	(11,488)
Depreciation and amortization	31,000	25,392	20,374
Interest and financing charges, net	7,000	6,691	7,942
Income tax expense	70,000 – 73,000	64,800	59,450
Adjusted EBITDA, as defined	$ 228,000 – $236,000	$210,148	$186,639

Adjusted EBITDA is a “non-GAAP financial measure” which represents earnings before depreciation and amortization, interest and financing charges, net, and income tax expense and excludes (i) items resulting in other income in fiscal 2016 which consists of the reduction of the estimated contingent consideration payable in connection with the acquisition of Vilebrequin and (ii) items resulting in other income in fiscal 2015 which mainly consists of (a) the sale of the right to operate Calvin Klein Performance stores in Asia, including the sale of the Company’s interest in a joint venture that operated Calvin Klein Performance stores in China and expenses associated with this other income incurred in the fourth quarter of fiscal 2015, (b) the reduction of a portion of the estimated contingent consideration payable in connection with the acquisition of Vilebrequin, and (c) the early extinguishment of debt due to the seller of Vilebrequin for an amount less than the principal amount of this debt. Adjusted EBITDA is being presented as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. Adjusted EBITDA should not be construed as an alternative to net income as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with generally accepted accounting principles.